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                                                                   EXHIBIT 99.1

                                                  FOR MORE INFORMATION CONTACT:
                                                   ----------------------------
                                      Joseph A. Reeves, Jr., Michael J. Mayell,
                      P. Richard "Dick" Gessinger at Meridian at (281) 597-7000 or Kitty Borah/Stacy Hutchinson at Shell Media Relations: (713) 241-4544

                            -FOR IMMEDIATE RELEASE-

       THE MERIDIAN RESOURCE CORPORATION ACQUIRES AN OPTION TO REPURCHASE
             PREFERRED AND COMMON STOCK FROM SHELL FOR $114 MILLION

Houston, Texas - July 18, 2000 - The Meridian Resource Corporation ("Meridian") (NYSE: TMR) and Shell Louisiana Onshore Properties, Inc., an affiliate of Shell Exploration & Production Company, today announced that they have signed a definitive agreement granting Meridian an option to repurchase all of the outstanding shares of Meridian preferred stock (convertible into 12.8 million shares of common stock), plus six million shares of Meridian common stock, for an aggregate cash price of $114 million.

The "Option and Standstill Agreement" is exercisable in a single transaction through January 31, 2001. As consideration for the option, Meridian will pay one million shares of Meridian common stock. If Meridian exercises the option, Shell will still be Meridian's largest shareholder, with approximately 7.1 million shares of common stock.

TRANSACTION WILL BENEFIT BOTH COMPANIES.
We believe that this agreement is in the best interest of both Shell and Meridian," commented Mr. Walter van de Vijver, President and CEO of Shell Exploration & Production Company.

Meridian's Chairman and CEO, Joseph A. Reeves, Jr. agreed, noting, "We are extremely pleased to have reached agreement with Shell on this issue. We have had excellent results in exploiting Shell's former south Louisiana properties over the past two years. The favorable terms and purchase price will benefit all shareholders, both by potentially reducing the number of outstanding shares and by eliminating the uncertainty resulting from the unknown amount of dilution related to the "make whole" provision of the preferred stock. This agreement should unlock the value of the common stock by vastly simplifying our capital structure, which will allow Shell and all common shareholders to realize the greatest return on their investment in Meridian."

TRANSACTION WILL BE FINANCED USING VARIOUS SOURCES OF FUNDS.
If the option is exercised, the Company would expect to finance the transaction using cash on hand, internal cash flow, proceeds from previously announced property sales, and, if necessary, borrowings under the Company's bank facility or other capital market transactions, including the sale of common stock. With no Meridian hedging contracts in place, the strength in oil and gas prices has resulted in record levels of free cash flow. The Company does not expect that exercising this option will impact the 2000 capital spending budget of $85 million, which was established at the beginning of this year, nor the Company's capital spending plans for 2001.

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THE 1998 SHELL PROPERTY ACQUISITION ESTABLISHED THE PREFERRED STOCK POSITION.
In June of 1998, The Meridian Resource Corporation acquired substantially all of Shell Oil Company's onshore south Louisiana oil and gas properties. In consideration of the purchase, Meridian issued to Shell Louisiana Onshore Properties, Inc., 12.1 million shares of common stock plus preferred stock with a stated value of $135 million. The terms of the original "Stock Rights and Restrictions Agreement" allowed for the conversion of the preferred stock into common stock beginning July 1, 2000, with the potential for 25% to be converted and sold each subsequent year. To date, the properties purchased from Shell have been a source of valuable exploration and development projects defined by Meridian's technical team. Combined with Meridian's assets, these properties represent a significant project inventory for years to come.

MERIDIAN TO HOST CONFERENCE CALL.
Meridian's officers will host a conference call for interested analysts and shareholders at 3:00 p.m. CDT on Tuesday, July 18. The telephone number to dial for the Meridian Conference Call is 1-800-263-9150.

Certain of the foregoing statements may be deemed "forward-looking statements" within the meaning of the Securities Exchange Act of 1934. Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks related to raising sufficient public and/or private capital and the terms thereof, as well as risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas properties utilizing 3-D seismic technology, primarily in south Louisiana, southeast Texas and offshore Gulf of Mexico. Meridian's office is located in Houston, Texas and the stock is traded on the New York Stock Exchange under the symbol "TMR."

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